Exhibit 2.1

BEVERLY FINANCIAL, MHC

PLAN OF CONVERSION

FROM

MUTUAL HOLDING COMPANY

TO

STOCK HOLDING COMPANY

AND

STOCK ISSUANCE

Adopted by the Board of Trustees

on March 19, 2014

and as Amended and Restated on July 17, 2014

TABLE OF CONTENTS

1.	Introduction – Business Purpose		1

2.	Definitions		2

3.	General Procedure for Conversion		7
	3.1	Submission of Plan to Commissioner and FRB	7
	3.2	Special Meetings to Approve the Plan	8
	3.3	Completion of Conversion and Offering	8
	3.4	Bank Charter and Bylaws	8
	3.5	Conversion Procedures	8
	3.6	Conversion to Stock Holding Company	9
	3.7	Preconditions to Conversion	9
	3.8	Offer and Sale of Holding Company Common Stock	9

4.	Establishment and Funding of Charitable Foundation		10
	4.1	Establishment of the Foundation	10
	4.2	Purposes of the Foundation; Charitable Contributions	10
	4.3	Board of Directors of the Foundation	11

5.	Shares to be Offered		11
	5.1	Holding Company Common Stock	11
	5.2	Independent Appraisal	11
	5.3	Price Per Share	12
	5.4	Number of Shares	12
	5.5	Confirmation of Valuation	12

6.	Subscription Offering		13
	6.1	Subscription Priorities	13
	6.2	Purchase Limitations	15
	6.3	Certain Determinations	15

7.	Direct Community Offering and Syndicated Community Offering		16
	7.1	Direct Community Offering	16
	7.2	Syndicated Community Offering	16
	7.3	Other Arrangements	17

8.	Limitations on Purchases		17
	8.1	Maximum Purchase Limit	17
	8.2	Minimum Purchase Limit; No Fractional Shares	17
	8.3	Purchases by Management	17
	8.4	Illegal Purchases	17
	8.5	Rejection of Orders	17

9.	Prospectus; Order Forms		18
	9.1	Prospectus	18

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	9.2	Order Forms	18

10.	Payment for Conversion Stock		19
	10.1	Deadline for Receipt of Payment	19
	10.2	Method of Payment	20

11.	Expiration of Purchase Rights; Undelivered, Defective or Late Order Forms; Insufficient Payment; Waiver		20
	11.1	Expiration of Subscription Rights	20
	11.2	Undelivered, Defective or Late Order Forms; Insufficient Payment	21
	11.3	Waiver of Irregularities or Defects	21

12.	Persons in Nonqualified States or in Foreign Countries		21

13.	Voting Rights after Conversion		21

14.	Liquidation Account; Subaccount Balances; Distribution		21
	14.1	Establishment of Liquidation Accounts	21
	14.2	Interest in Liquidation Account	22
	14.3	Amount of Subaccount Balances	22
	14.4	Distributions	22
	14.5	Elimination of the Stock Holding Company Liquidation Account	24

15.	Restriction on Transfer of Conversion Stock of Management		24
	15.1	Restrictions on Resale	24
	15.2	Certificates and Stop Orders	24
	15.3	Stock Dividends and Stock Splits	25

16.	Restriction on Stock Purchases by Management		25

17.	Amendment and Termination of the Plan		25

18.	Time Period for Completion of Conversion		25

19.	Expenses of Conversion		25

20.	Registration Under the Exchange Act		25

21.	Market		25

22.	Conversion Stock Not Insured		26

23.	No Loans to Purchase Capital Stock		26

24.	Restrictions on Acquisition of Bank		26

ii

25.	Stock Holding Company Charter and Bylaws		26

26.	Post Offering Matters.		26
	26.1	Stock Benefit Plans	26
	26.2	Payment of Dividends	27
	26.3	Repurchase of Stock	27

27.	Miscellaneous		28
	27.1	Interpretation of Plan	28
	27.2	Enforcement of Terms and Conditions	28

Exhibits

Exhibit A – Proposed Articles of Organization of the Stock Holding Company

Exhibit B – Proposed Bylaws of the Stock Holding Company

Exhibit C – Initial Directors of the Stock Holding Company

Exhibit D – Agreement and Plan of Merger

iii

BEVERLY FINANCIAL, MHC

PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY

TO STOCK HOLDING COMPANY AND STOCK ISSUANCE

1.	Introduction—Business Purpose

The Board of Trustees of Beverly Financial, MHC, a Massachusetts-chartered mutual holding company (the “MHC”), has determined that it is in the best interests of the MHC, of Beverly Bank, a Massachusetts-chartered stock savings bank and wholly owned subsidiary of the MHC (the “Bank”), of the depositors and customers of the Bank, and of the communities served by the Bank and the MHC for the MHC to convert from a mutual institution to a Stock Holding Company. Capitalized terms used but not defined in this Section 1 shall have the meaning set forth in Section 2 hereof.

In order to carry out the Conversion, the Board of Trustees of the MHC has adopted this Plan of Conversion (the “Plan”) to be carried out under the laws of the Commonwealth of Massachusetts and the regulations of the Massachusetts Division of Banks and the FRB, and other applicable laws and regulations. Pursuant to the Plan, the MHC will convert to a Stock Holding Company and offer Conversion Stock on a priority basis to (i) qualifying depositors, (ii) Tax-Qualified Employee Plans of the Bank and the MHC and (iii) Management, with any remaining shares to be offered to the Local Community in a Direct Community Offering and possibly to the public in a Syndicated Community Offering.

The Conversion is intended to provide an additional source of capital not now available in order to allow the Bank and the MHC to better serve the needs of the Local Community through: (i) supporting increased lending activities and organic loan growth beyond levels possible utilizing only retained earnings; (ii) facilitating expansion of the Bank’s geographic footprint through de novo banking, branch acquisitions or acquisitions of other financial institutions; (iii) diversifying our products; expanding delivery systems, including capitalizing on opportunities to serve customers seeking a more community-oriented bank; and (iv) establishing a charitable foundation to support charitable organizations operating in our communities and fund the foundation with cash and shares of our common stock. The Conversion is also intended to provide an additional source of capital to the Stock Holding Company in order to allow it to pay dividends to stockholders and repurchase shares of Conversion Stock. In addition, after the Conversion, the Stock Holding Company would have the ability to issue additional shares of Holding Company Common Stock to raise additional capital or in connection with additional mergers or acquisitions, although no additional capital issuance and no merger or acquisition are planned or contemplated at the present time. In addition, stock ownership by Officers and other Employees of the Stock Holding Company and the Bank has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The Board of Trustees and Management believe that the Conversion will be beneficial to the population within the primary market area. The Conversion will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in the possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally owned financial institution servicing local financial needs. The Board of Trustees and Management believe that, through expanded local stock ownership, current customers and non-customers who purchase Conversion Stock may seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

The Plan is subject to the approval of various regulatory agencies, and must also be approved by the affirmative vote of at least two-thirds of the Bank’s Depositors and the MHC’s Corporators at an annual meeting or a special meeting called for such purpose. By approving the Plan, Depositors and Corporators will also be approving the Articles of Organization and Bylaws of the Stock Holding Company and all other steps necessary or incidental to the Conversion.

The Bank became a stock-form subsidiary of the MHC when the Bank reorganized into mutual holding company form in 2003. Accordingly, the Conversion will not affect the corporate existence of the Bank. Although the Plan does provide that certain amendments will be made to the Bank’s charter and bylaws, the Bank’s business and operations will not be affected or interrupted by the Conversion, and the Bank will continue as the same legal entity after the Conversion. The deposit accounts and loan accounts of the Bank’s customers will not be affected by the Conversion. Upon Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured by the Federal Deposit Insurance Corporation up to the legal maximum amount and by the Share Insurance Fund of the Co-Operative Central Bank established by Massachusetts General Laws in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank’s loans. The Conversion will not result in any reduction of the Bank’s reserves or net worth.

2.	Definitions

As used in the Plan, the terms set forth below have the following meanings:

“Acting in Concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (b) Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies, provided, however, that such determination is subject to review by the Division. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such Board or Boards.

“Actual Purchase Price” means the per share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

“Aggregate Purchase Price” means the total sum paid for all shares of Conversion Stock.

“Application” means the application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Conversion.

“Associate” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any individual who has the same home as such Person or, if such Person is a director or trustee of the MHC, the Stock Holding Company or the Bank, any relative of the director regardless of whether they share the same home; and (iv) any Person Acting in Concert with any of the Persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Stock Holding Company or the Bank, to the extent provided in the Plan. When used to refer to a Person other than an Officer or director of the Bank, the MHC or the Stock Holding Company, the MHC in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such Board.

“Bank Regulators” means the Commissioner, the FRB and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Stock Holding Company.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Broker-Dealer” means any person who engages either for all or part of such person’s time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Office of the Commissioner of Banks of The Commonwealth of Massachusetts.

“Community Offering” means a Direct Community Offering and/or a Syndicated Community Offering.

“Conversion” means (1) the conversion of the MHC into the Stock Holding Company pursuant to this Plan and the Plan of Merger attached hereto as Exhibit D, and all steps incident or necessary thereto, or by such other means as the Commissioner shall approve under applicable

Massachusetts law and regulations, (2) the offering of Conversion Stock in a Subscription Offering and, to the extent shares remain available, in a Direct Community Offering and possibly in a Syndicated Community Offering, (3) the issuance of the Conversion Stock, (4) the amendment of the Bank’s charter and bylaws as contemplated in the Plan, and (5) the consummation of the related transactions provided for in the Plan.

“Conversion Stock” means the Holding Company Common Stock to be issued in the Conversion.

“Corporator” means a member of the MHC’s Board of Corporators.

“Deposit Account” means any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plan, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies or certain escrow accounts.

“Depositors” means the depositors of Beverly Bank.

“Direct Community Offering” means the offering to the Local Community with preference given to natural persons residing in the Local Community, and then to the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to the Plan. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

“Division” means the Division of Banks of the Commonwealth of Massachusetts.

“Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date.

“Eligibility Record Date” means December 31, 2012, the date for determining who qualifies as an Eligible Account Holder.

“Employee” means all persons other than a trustee, director or Officer of the MHC or Bank.

“Employee Plan” means any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

“ESOP” means the employee stock ownership plan to be established by the Bank.

“Estimated Valuation Range” means the dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Foundation” means a charitable foundation established and funded by the Bank and the Stock Holding Company in connection with the Conversion as contemplated by Section 4 hereof. The foundation will qualify as an exempt organization under Section 501(c)(3) of the Code.

“Foundation Shares” means shares of Conversion Stock issued to the Foundation in connection with the Conversion.

“Holding Company Common Stock” means the common stock authorized to be issued from time to time by the Stock Holding Company.

“Independent Appraiser” means the appraiser retained by the MHC to prepare an appraisal of the pro forma market value of the Conversion Stock.

“Independent Corporator” means a Corporator who is not an Employee, Officer, or trustee of the MHC or an Employee, Officer, director, or “significant borrower” of the Bank.

“Independent Valuation” means the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser.

“Information Statement” means the information statement required to be sent to the Corporators in connection with the Special Meeting of Corporators or to the Depositors in connection with the Special Meeting of Depositors, as the context may dictate.

“Liquidation Account” means the account established pursuant to Section 14.1 of the Plan.

“Local Community” means the cities of Beverly and Salem.

“Management” means Employees, Officers, directors, trustees and Corporators of the Bank or the MHC.

“Marketing Agent” means the broker-dealer responsible for managing the Conversion and sale of the Conversion Stock.

“Market Maker” means a dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

“Maximum Purchase Limit” means the limitation on the purchase of shares of Conversion Stock established by Section 8.1, as such limit may be increased pursuant to said Section 8.1.

“Non-Tax-Qualified Employee Benefit Plan” means any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Code.

“Offering” means the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering.

“Officer” means the Chairman of the Board, the President, any Officer of the level of vice president or above, the Clerk and the Treasurer of the Bank, the MHC or the Stock Holding Company, as the case may be.

“Person” means an individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEP’s and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

“Prospectus” means the prospectus by which the Conversion Stock is being offered.

“Purchase Price” means the price of the Conversion Stock, as offered in the Conversion.

“Qualifying Deposit” means the aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be. Deposits of less than $50 will not constitute Qualifying Deposits.

“Range Maximum” means the valuation which is 15% above the midpoint of the Estimated Valuation Range, as defined in Section 5.2.

“Regulations” means the regulations of the Division and the FRB regarding mutual to stock conversions.

“Resident” means any Person who occupies a dwelling within the Local Community, has a present intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters of such Person must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The MHC may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the MHC. A Person must be a “resident” of the Local Community for purposes of determining whether such Person “resides”, or is “residing” in the Local Community as such term is used in this Plan.

“SEC” means the Securities and Exchange Commission.

“Special Meeting of Corporators” means the Special Meeting of Corporators called for the purpose of voting on the Plan.

“Special Meeting of Depositors” means the Special Meeting of Depositors called for the purpose of voting on the Plan.

“Stock Holding Company” means the stock-form holding company that will be formed by conversion of the MHC as provided in the Plan, issue Conversion Stock in the Conversion, and continue to own 100% of the common stock of the Bank.

“Stock Holding Company Application” means the holding company application to be submitted by the MHC to the FRB to have the MHC convert to stock form and issue Conversion Stock.

“Subaccount Balances” shall have the meaning set forth in Section 14.

“Subscription Offering” means the offering of Conversion Stock, through nontransferable subscription rights issued to Eligible Account Holders, Supplemental Eligible Account Holders, the Tax Qualified Employee Stock Benefit Plans of the Bank, and Management.

“Supplemental Eligibility Record Date” means December 31, 2013, the record date set by the Bank for determining Supplemental Eligible Account Holders.

“Supplemental Eligible Account Holder” means any person (other than an Eligible Account Holder) holding a Qualifying Deposit in the Bank as of the Supplemental Eligibility Record Date, except Officers, directors, trustees, Corporators and their associates.

“Syndicated Community Offering” means the offering of Conversion Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any, to certain members of the general public and/or through a syndicate of registered broker-dealers.

“Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of the Bank, such as an ESOP or other plan, which, with its related trust, meets the requirements to be “qualified” under section 401 of the Code.

3.	General Procedure for Conversion

3.1 Submission of Plan to Commissioner and FRB. After adoption of the Plan by the Board of Directors of the Bank and at least two-thirds of the Board of Trustees of the MHC, the Plan will be submitted, together with all other requisite material in the Application, to the Commissioner for his approval and to the FRB to determine whether it has objections, based on safety and soundness considerations, to the Conversion. References herein to approval of the Commissioner shall also refer to the approval from the FRB. The Bank must also apply to the Internal Revenue Service for a tax ruling or receive an opinion from counsel which provides that the Conversion would not result in a taxable reorganization of the Bank under the Code. Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations.

3.2 Special Meetings to Approve the Plan.

(A) Following approval of the Plan by the Commissioner, the Special Meeting of Depositors shall be scheduled in accordance with the Bank’s Bylaws, and the Plan (as it may be revised in response to comments received from the Commissioner and the FRB), and any information required pursuant to the Regulations, will be submitted to the Depositors for their consideration and approval at the Special Meeting. The Bank will mail to each Depositor a copy of the Information Statement not less than seven (7) days before the Special Meeting of Depositors. Following approval of the Plan by the Depositors, and the approval of the Plan by the Corporators, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to effect the Conversion.

(B) Following approval of the Plan by the Commissioner, the Special Meeting of Corporators shall be scheduled in accordance with the MHC’s Bylaws, and any information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting of Corporators. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting of Corporators. Following approval of the Plan by the Corporators and by the Depositors, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to effect the Conversion.

3.3 Completion of Conversion and Offering. The Board of Trustees of the MHC, the Board of Directors of the Stock Holding Company and the Board of Directors of the Bank will take all necessary steps to complete the Conversion and the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities, and the filing with the SEC for review of a registration statement to register the sale of Conversion Shares and preliminary information materials, applications and other information in connection with the solicitation of Depositor and Corporator approval of this Plan.

3.4 Bank Charter and Bylaws. The current Charter and Bylaws of the Bank will be amended to provide for the Liquidation Account.

3.5 Conversion Procedures.

(A) The Conversion will be effected in any manner selected by the Board of Trustees of the MHC that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Trustees of the MHC immediately prior to the consummation of the Conversion and subject to any approvals required by the Bank Regulators.

(B) Approval of the Plan by the Board of Trustees of the MHC shall also constitute (a) approval of the formation of the Stock Holding Company as set forth herein, (b) approval by the MHC of the combination, by merger or otherwise, of the

MHC with and into the Stock Holding Company with the Stock Holding Company being the surviving entity and whereby the former holders of liquidation rights in the MHC will receive an interest in the Liquidation Account in the Stock Holding Company in exchange for their constructive liquidation rights in the MHC, (c) approval by the Bank to constructively issue additional shares of common stock to the Stock Holding Company and to establish the Bank Liquidation Account in exchange for a portion of the net proceeds of the Offering, and (d) approval of any other of the transactions that are necessary to implement the Plan.

3.6 Conversion to Stock Holding Company. Upon the consummation of the Conversion, the MHC will be converted into the Stock Holding Company. The Stock Holding Company will be chartered as a Massachusetts corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The initial members of the Board of Directors of the Stock Holding Company will be those Persons whose names are set forth on Exhibit C to the Plan, each to hold office until the Annual Meeting (or Special Meeting in lieu thereof) in the year set forth opposite their respective names on such Exhibit C, and until their successors are elected and have been qualified, and otherwise in accordance with the Articles of Organization and Bylaws of the Stock Holding Company. The Officers of the Bank immediately prior to the Conversion shall be the initial Officers of the Stock Holding Company, in each case until their respective successors are duly elected or appointed and qualified. The Stock Holding Company, as successor in interest to the MHC, will continue to own 100% of the common stock of the Bank. The Stock Holding Company expects to contribute at least 50% of the net proceeds of the Conversion to the Bank as additional capital.

3.7 Preconditions to Conversion. The Conversion is expressly conditioned upon prior occurrence of the following:

(A) approval of the Plan by the affirmative vote of two-thirds of the Depositors present and voting at a regular or special meeting of such Depositors;

(B) approval of the Plan by the affirmative vote of a two-thirds of the Corporators at a regular or special meeting of such Corporators;

(C) approval by the Commissioner of the Application, including the Plan; and

(D) approval by the FRB of the Stock Holding Company Application.

3.8 Offer and Sale of Holding Company Common Stock.

(A) If the Depositors and Corporators approve the Plan, and upon receipt of all required regulatory approvals, the Bank will offer the Conversion Stock in a Subscription Offering as provided herein. Upon such approval, the Conversion Stock to be issued pursuant to this Plan will be offered to Eligible Account Holders, Supplemental Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Management and as set forth in Section 6 of this Plan. The Subscription Offering period will run for no less than 20 but no more than 45 days from the date of distribution of the Subscription Offering materials, unless extended by the Stock Holding Company with the approval of the Commissioner.

(B) If feasible, any Conversion Stock remaining will then be offered to the general public through a Direct Community Offering as provided in Section 7 of this Plan.

(C) If feasible, any shares of Conversion Stock remaining unsold after completion of the Subscription Offering and Direct Community Offering will be offered in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering). If for any reason a Syndicated Community Offering of all unsubscribed Conversion Stock cannot be effected, the Stock Holding Company will use its best efforts to obtain other purchasers, subject to the approval of the Commissioner. Completion of the sale of all Conversion Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to the extension of such 45-day period by the Stock Holding Company with the approval of the Commissioner. The Stock Holding Company may seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. If all available shares of Conversion Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

4.	Establishment and Funding of Charitable Foundation.

4.1 Establishment of the Foundation. As part of the Conversion, the Stock Holding Company intends to establish the Foundation which will qualify as an exempt organization under Section 501(c)(3) of the Code and to contribute to the Foundation an amount equal to $250,000 in cash and 110,000 shares of Holding Company Common Stock.

4.2 Purposes of the Foundation; Charitable Contributions. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities in the Bank’s market area and to share with the Bank’s community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation in part with Conversion Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. The Foundation will be dedicated to the promotion of charitable purposes including, without limitation, community development, grants or donations to support housing assistance, not for-profit community groups and other types of organizations or civic minded projects. The Foundation intends to annually distribute total grants to assist charitable organizations or to fund projects within the communities in which the Bank currently or in the future maintains an office of not less than 5.0% of the average fair value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, from time to time, a portion of the Conversion Stock contributed to it by the Stock Holding Company. The

Foundation will operate in accordance with the following conditions, as well as any additional conditions imposed by the Commissioner:

•	the Foundation must vote its shares of Conversion Stock in the same ratio as other holders of such shares; The Foundation shall be subject to examination by the Division;

•	the Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Division;

•	the Foundation shall operate in compliance with written policies adopted by its Board of Directors, including adopting a business plan and conflict of interest policy;

•	the Foundation shall provide annual reports to the Division describing the grants made and the grant recipients;

•	the Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Code; and

•	such other conditions, if any, as may be imposed by the Commissioner.

4.3 Board of Directors of the Foundation. The Board of Directors of the Foundation initially will consist of individuals, a majority of who are directors or Officers of the Stock Holding Company or the Bank. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. For at least five years after the Conversion, and except for temporary periods resulting from death, resignation, removal or disqualification, at least one director on the Board of Directors of the Foundation will be an independent director who is not an Employee, Officer, director, trustee or Corporator of the MHC, the Stock Holding Company or the Bank nor a significant borrower of the Bank.

5.	Shares to be Offered.

5.1 Holding Company Common Stock. The Conversion Shares, when issued in accordance with this Plan, shall be fully paid and nonassessable. The total number of shares of Holding Company Common Stock authorized under the Stock Holding Company’s Articles of Organization will exceed the number of Conversion Shares issued.

5.2 Independent Appraisal. An Independent Appraiser shall be employed by the MHC to provide it with an Independent Valuation as required by regulations of the Commissioner. The Board of Trustees of the MHC shall thoroughly review and analyze the methodology and fairness of the Independent Valuation. The Independent Valuation will be made by a written report to the MHC, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner. The Independent Valuation shall contain an Estimated Valuation Range of aggregate prices for the Conversion Stock, which range shall reflect the anticipated pro forma market value of the Conversion Stock. The Aggregate Purchase Price shall be no more than 15% above the Estimated Valuation Range, and the minimum price shall be no more than 15% below the Estimated Valuation Range. All shares to be sold in the Conversion shall be sold at a uniform price per share.

The Independent Appraiser shall evaluate the pro forma market value of the Conversion Stock, which value shall be included in the Prospectus (as described in Section 9 of this Plan) filed with the Commissioner. The Independent Appraiser shall also present to the MHC at the close of the Offering a valuation of the pro forma market value of the Conversion Stock. The Aggregate Purchase Price of the Conversion Stock shall be adjusted to reflect any required changes in the Independent Valuation. If, as a result of such adjustment, the Aggregate Purchase Price is not within the Estimated Valuation Range, the MHC shall obtain an amendment to the Commissioner’s approval. If appropriate, the Commissioner will condition his approval by requiring a resolicitation of depositors and/or order forms.

5.3 Price Per Share. The price per share for each share of Conversion Stock when multiplied by the number of shares of Conversion Stock shall be equivalent to the pro forma market value of the Conversion Stock in accordance with the Independent Valuation furnished to the MHC by the Independent Appraiser.

5.4 Number of Shares. The total number of shares of Conversion Stock that will be issued in connection with the Conversion will be determined by the Board of Trustees of the MHC and the Board of Directors of the Bank immediately prior to the commencement of the Subscription Offering; provided, that, the Board of Trustees of the MHC may elect to increase or decrease the number of shares of Conversion Stock to be offered in the Offering depending upon market and financial conditions or in the event the initial Independent Valuation is materially increased or decreased by the Independent Appraiser.

5.5 Confirmation of Valuation. Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Board of Trustees of the MHC and to the FRB and the Commissioner that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Aggregate Purchase Price for all shares of Conversion Stock is incompatible with its estimate of the aggregate consolidated pro forma market value of the Conversion Stock. An increase in the aggregate value of the Conversion Stock by up to 15% above the estimated pro forma market value of the MHC would not be deemed to be material. If such confirmation is not received, the MHC may cancel the Conversion, resolicit and extend the Conversion and establish a new Purchase Price and/or Estimated Valuation Range, hold a new Conversion, or take such other action as the FRB and the Commissioner may permit. The estimated pro forma market value of the Conversion Stock shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and will be confirmed upon completion of the Conversion. In any case, the total number of shares of Conversion Stock to be issued and sold will be determined by the Board of Trustees of the MHC as follows: (a) the estimated aggregate pro forma market value of the Conversion Stock immediately after Conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, shall be divided by (b) the Purchase Price.

6.	Subscription Offering.

6.1 Subscription Priorities. In descending order of priority, the opportunity to purchase Conversion Stock shall be given in the Subscription Offering to: Eligible Account Holders; Supplemental Eligible Account Holders; Tax-Qualified Employee Plans; and Management. Any shares of Conversion Stock that are not subscribed for in the Subscription Offering at the discretion of the Board of Trustees of the MHC may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Board of Directors of the Stock Holding Company.

(A) Category No. 1: Eligible Account Holders

(1) Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable subscription rights to purchase shares of Conversion Stock in the amount up to the greater of (a) $300,000, (b) 0.10% of the total number of shares of Conversion Stock, or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. Such subscription is subject to the maximum purchase limitation specified in Section 8.1 and the minimum purchase limitation in Section 8.2.

(2) In the event that subscriptions for Conversion Stock are received from Eligible Account Holders upon exercise of subscription rights pursuant to Section 6.1(A)(1) in excess of the number of Shares available for subscription, the Conversion Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder’s Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied until all available Shares have been allocated or all subscriptions are satisfied.

(3) Subscription rights held by Eligible Account Holders who are also Officers, directors, trustees or Corporators of the Bank or the MHC or their Associates, will be subordinated to those of other Eligible Account Holders to the extent they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

(B) Category No. 2: Supplemental Eligible Account Holders

(1) Each Supplemental Eligible Account Holder shall receive, as second priority and without payment, nontransferable subscription rights to purchase shares of Conversion Stock in the amount up to the greater of (a) $300,000, (b) 0.10% of the total number of shares of Conversion Stock, or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holder. Such subscription is subject to the maximum purchase limitation specified in Section 8.1 and the minimum purchase limitation in Section 8.2.

(2) In the event that subscriptions for Conversion Stock are received from Supplemental Eligible Account Holders upon exercise of subscription rights pursuant to Section 6.1(A)(1) in excess of the number of Shares available for subscription, the Conversion Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Supplemental Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proposition which the amount of each Supplemental Eligible Account Holder’s Qualified Deposit bears to the total of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

(C) Category No. 3: Tax-Qualified Employee Stock Benefit Plans

(1) The Tax-Qualified Employee Stock Benefit Plans of the Bank shall receive, without payment, as a third priority after the filling of the subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders, non-transferable subscription rights to purchase up to 8% of the shares of Conversion Stock.

(2) In the event that the total number of shares of Conversion Stock offered in the Conversion is increased to an amount greater than the Range Maximum, a Tax-Qualified Employee Stock Benefit Plan shall have a priority right to purchase any such shares exceeding the Range Maximum (up to the aggregate of 8% of Conversion Stock allocated to it pursuant to this Section). If, after the filling of subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by the Tax-Qualified Employee Stock Benefit Plan, the subscription by such plan shall be filled to the maximum extent possible.

(3) If all the shares of Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders and Supplemental Eligible Account Holders, then the Tax-Qualified Employee Stock Benefit Plan will purchase shares in the open market following consummation of the Conversion.

(4) A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any director or Officer of the Holding Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, that, such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

(D) Category No. 4: Management.

(1) To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders and any Tax-Qualified Employee Stock Benefit Plan, each person who is Management of the Bank or the MHC shall receive non-transferable subscription rights to purchase shares of Conversion Stock in an amount up to $300,000. Such subscription is subject to (i) the Maximum Purchase Limit specified in Section 8.1 and the minimum purchase limitation specified in Section 8.2 and (ii) the limitation on purchases by Management specified in Section 8.3.

(2) In the event that Management subscribes under this Section 6.1(D) for more shares of Conversion Stock than are available for purchase by them, the shares of Conversion Stock available for purchase will be allocated by the MHC among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

6.2 Purchase Limitations. All purchase priorities established by this Section 6 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Section 8 of this Plan. In addition to the priorities set forth in this Section 6, the MHC may establish other priorities for the purchase of Conversion Stock, subject to the approval of the Commissioner and the FRB.

6.3 Certain Determinations. All interpretations or determinations of whether prospective purchasers are “Residents,” “Associates” or “Acting in Concert,” and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the MHC, and may be based on whatever evidence the MHC may choose to use in making any such determination, subject to review by the Division.

7.	Direct Community Offering and Syndicated Community Offering.

7.1 Direct Community Offering. Conversion Stock that remains unsubscribed after the exercise of subscription rights pursuant to the Subscription Offering (Section 6) may be offered for sale first to the Local Community and then to the general public through a Direct Community Offering. The Direct Community Offering, if any, may commence simultaneously with the Subscription Offering or may commence during or after the commencement of the Subscription Offering, as the Board of Trustees of the MHC so determines. The right to subscribe for Conversion Stock in the Direct Community Offering is subject to the right of the Bank to accept or reject such subscriptions in whole or in part. Conversion Stock being sold in the Direct Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. In making the Direct Community Offering, the MHC will give preference to natural persons residing in the Local Community. Orders accepted in the Direct Community Offering shall be filled up to a maximum of 2% of the Aggregate Purchase Price per order and thereafter remaining shares shall be allocated on an equal number of shares basis per order until the maximum number of shares to be sold are allocated. No Person may subscribe for or purchase more than $300,000 in the Direct Community Offering.

The Direct Community Offering, if any, shall be for a period of not more than 45 days unless extended by the MHC, and shall commence concurrently with, during or promptly after the Subscription Offering. The MHC may use the Marketing Agent on a best efforts basis to sell the unsubscribed shares in the Subscription Offering and Direct Community Offering. The MHC may pay a commission or other fee to the Marketing Agent as to the shares sold by the Marketing Agent in the Subscription Offering and Direct Community Offering and may also reimburse the Marketing Agent for expenses incurred in connection with the sale.

7.2 Syndicated Community Offering. If any Conversion Stock remains unsold after the close of the Subscription Offering and Direct Community Offering, the MHC may use the services of broker-dealers to sell such unsold shares in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the MHC in a manner that is intended to achieve the widest distribution of the Conversion Stock subject to the rights of the MHC to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than $300,000 of Conversion Stock. Orders for Conversion Stock in the Syndicated Community Offering may be filled up to a maximum of 2% of the Aggregate Purchase Price per order and thereafter remaining shares shall be allocated on an equal number of shares basis per order until the maximum number of shares to be sold are allocated. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the MHC and the Marketing Agent. Such agreement shall be filed with the FRB, the Division and the SEC.

7.3 Other Arrangements. If for any reason a Direct Community Offering or Syndicated Community Offering of unsubscribed shares of Conversion Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the MHC will seek to make other arrangements for the sale of the remaining shares, including an underwritten public offering. Such other arrangements will be subject to the approval of the Commissioner and the FRB and compliance with applicable state and federal securities laws.

8.	Limitations on Purchases.

8.1 Maximum Purchase Limit. With the exception of the Tax-Qualified Employee Stock Benefit Plan, which is expected to subscribe for 8% of the shares of Conversion Stock, the Plan provides for the following purchase limitations: no Person may purchase more than $300,000 of Conversion Stock issued in the Offering and no Person, together with Associates of or Persons Acting In Concert with such Person, may purchase more than $500,000 of Conversion Stock issued in the Offering except that: (i) the MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Maximum Purchase Limit to up to 5% of the number of shares of Conversion Stock sold in the Offering or (y) decrease such Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Conversion Stock sold in the Offering. If the MHC increases the Maximum Purchase Limit, subscribers for the previously-effective maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit.

8.2 Minimum Purchase Limit; No Fractional Shares. A minimum of 25 shares of Conversion Stock must be purchased by each person purchasing Conversion Stock to the extent shares are available, provided, however, that such minimum number of shares will be reduced if the price per share times such minimum number of shares exceeds $500. No fractional shares will be allocated or issued.

8.3 Purchases by Management. The maximum number of shares of Conversion Stock that may be purchased in the Subscription Offering and Direct Community Offering in the Conversion by Management and their Associates, in the aggregate shall not exceed 30% of the total Conversion Stock sold in the Offering. Each member of Management will be subject to the same purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders.

8.4 Illegal Purchases. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Conversion Stock to the extent such purchase would be illegal under any federal or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, Inc., particularly those regarding free riding and withholding. The MHC and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.5 Rejection of Orders. The Bank and the MHC has the right in their sole discretion to reject any order submitted by a Person whose representations the Bank and the MHC believe to be false or who they otherwise believe, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

9.	Prospectus; Order Forms.

Upon authorization of the sale of Conversion Stock by the Commissioner:

9.1 Prospectus. Each order form referred to in Section 9.2 will be preceded or accompanied by a Prospectus, which must be approved by the Commissioner. Such Prospectus shall describe the MHC, the Stock Holding Company, the Bank, the Offering and the Conversion Stock being offered and will contain all the information required by the Commissioner and all applicable laws and regulations as necessary to enable the recipients of the order forms to make informed investment decisions regarding the purchase of Conversion Stock.

9.2 Order Forms.

(A) Promptly after the Commissioner has approved the Prospectus, order forms approved by the Commissioner for the exercise of the subscription rights provided for in this Plan will be sent to all persons with subscription rights at their last known address appearing in the records of the Bank.

(B) The order forms will contain or will be accompanied by, among other things, the following:

(1) an explanation of the rights and privileges granted under this Plan to each class of persons granted subscription rights pursuant to Section 6 of this Plan with respect to the purchase of Conversion Stock;

(2) a specified time by which order forms must be received by the Bank for purposes of exercising the subscription rights under this Plan, as provided in Section 11 of this Plan;

(3) a description of the minimum and maximum number of shares of Conversion Stock that may be subscribed pursuant to the exercise of subscription rights or otherwise purchased in the Conversion; a statement that the Aggregate Purchase Price at which the Conversion Stock will ultimately be purchased in the Conversion has not been determined as of the date of mailing of the order form, but that such price will be within the range of prices stated in the order form;

(4) the amount, which will be equal to the Purchase Price multiplied by the number of shares subscribed for in accordance with the terms of this Plan, that must be returned with the order form to subscribe for Conversion Stock;

(5) instructions concerning how to indicate on such order form the extent to which the recipient elects to exercise subscription rights under this Plan, the name or names in which the shares of Conversion Stock subscribed for are to be registered, the address to which certificates representing such shares are to be sent and the alternative methods of payment for Conversion Stock which will be permitted;

(6) specifically designated blank spaces for dating and signing the order form;

(7) an acknowledgment that the recipient of the order form has received, prior to signing the order form, the Prospectus referred to in paragraph (B) of this Section 8;

(8) a statement that the subscription rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph (B)(2) above and can be exercised only by delivery of the order form, properly completed and executed, to the Bank, together with the full required payment (in the manner specified in Section 10 of this Plan) for the number of shares of Conversion Stock subscribed for prior to such specified time;

(9) provision for certification to be executed by the recipient of the order form to the effect that, as to any shares of Conversion Stock which the recipient elects to purchase, such recipient is purchasing such shares of Conversion Stock for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such shares of Conversion Stock; and

(10) a statement to the effect that the executed order form, once received by the Stock Holding Company, may not be modified or amended without the consent of the Stock Holding Company.

10.	Payment for Conversion Stock.

10.1 Deadline for Receipt of Payment. Full payment for Conversion Stock subscribed for must be received by the Bank, together with properly completed and executed order forms therefor, prior to the expiration time, which will be specified on the order forms, unless such date is extended by the Bank; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe, but rather may pay for such shares of Conversion Stock subscribed for by such plans upon consummation of the Conversion; provided, however, that, in the case of the Tax-Qualified Employee Stock Benefit Plan there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the Tax-Qualified Employee Stock Benefit Plan, at such time, the aggregate Purchase Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Conversion Stock may also be made by a participant in an Employee Plan (including the Bank’s deferred compensation plan for Bank Employees) causing funds held for such participant’s benefit by an

Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Conversion Stock.

10.2 Method of Payment. Payment for Conversion Stock will be permitted to be made in any of the following manners:

(A) By check, bank draft or money order, provided that checks will only be accepted subject to collection. Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Subscription Offering commences, on payments for Conversion Stock received in the Subscription Offering by check, bank draft or money order from the date payment is received until consummation or termination of the Conversion, consistent with 12 C.F.R. § 239.59(g)(1). The Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Conversion.

(B) By appropriate authorization of withdrawal from designated types of deposit accounts in the Bank. The order forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Conversion is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of order forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Conversion Stock pursuant to exercise of subscription rights are actually consummated consistent with 12 C.F.R. § 239.59(g)(2).

(C) Payments for the purchase of Conversion Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Conversion, and the remaining balances will thereafter earn interest at the passbook rate, consistent with 12 C.F.R. § 239.59(g)(3).

11.	Expiration of Purchase Rights; Undelivered, Defective or Late Order Forms; Insufficient Payment; Waiver.

11.1 Expiration of Subscription Rights. All subscription rights provided for in this Plan, including, without limitation the subscription rights of all persons whose order forms are returned by the United States Post Office as undeliverable, will expire at on a specified date and time which shall be not less than the 20 day following the date on which order forms are first sent to Eligible Account Holders, provided that the Bank shall have the power to extend such expiration time in its discretion.

11.2 Undelivered, Defective or Late Order Forms; Insufficient Payment. In those cases in which the Bank is unable to locate particular persons granted subscription rights under this Plan, and cases in which order forms (1) are returned as undeliverable by the United States Post Office, (2) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (3) are defectively filled out or executed or (4) are not accompanied by the full required payment for the Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified thereon.

11.3 Waiver of Irregularities or Defects. The Bank may, but will not be obligated to, waive any irregularity on any order forms or require the submission of corrected order forms or the remittance of full payment for Shares subscribed for by such date as it may specify, and all interpretations by the Bank of terms and conditions of this Plan and of the order forms will be final.

12.	Persons in Nonqualified States or in Foreign Countries.

Subject to the following sentence, the Stock Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders and Supplemental Eligible Account Holders entitled to subscribe for Conversion Stock pursuant to this Plan reside. However, no such person will be offered any subscription rights or sold any Conversion Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, No payments will be made in lieu of the granting of subscription rights to such persons.

13.	Voting Rights after Conversion.

Following Conversion, voting rights with respect to the Stock Holding Company will be held and exercised exclusively by the holders of the capital stock of the Stock Holding Company and the Stock Holding Company shall own all of the issued and outstanding stock of the Bank.

14.	Liquidation Account; Subaccount Balances; Distribution.

14.1 Establishment of Liquidation Accounts.

(A) For purposes of granting a priority claim to the assets of the Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Bank, the Stock Holding Company will, at the time of Conversion, establish a Stock Holding Company Liquidation Account in an amount equal to the net worth of the MHC set forth in its latest statement of financial condition contained in its final Prospectus. The function of the Stock Holding Company Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 14, shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company.

(B) In addition, the Bank shall also establish a Bank Liquidation Account in an amount equal to the MHC’s total equity as set forth in the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Conversion. The Bank Liquidation Account also shall be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders (if any) who continue to maintain their Deposit Accounts at the Bank. Except as otherwise noted, the Stock Holding Company Liquidation Account and the Bank Liquidation Account are collectively referred to herein as the “Liquidation Account.”

14.2 Interest in Liquidation Account. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in the Liquidation Account for each deposit account making up a Qualifying Deposit. Such inchoate interests are referred to herein as “Subaccount Balances.” For deposit accounts in existence on the Eligibility Record Date and the Supplemental Eligibility Record Date, separate Subaccount Balances shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such date.

14.3 Amount of Subaccount Balances. Each initial Subaccount Balance in the Liquidation Account shall be an amount determined by multiplying the opening balance in the Liquidation Account by a fraction the numerator of which is the closing balance in the Eligible Account Holder’s and Supplemental Eligible Account Holder’s account and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. Each initial Subaccount Balance in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows:

(A) If the balance in the deposit account to which a Subaccount Balance relates, at the close of business on any annual fiscal year closing date of the Bank subsequent to the corresponding record date, is less than the lesser of (i) the deposit balance in such account at the close of business on any other annual fiscal year closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligible Record Date, the Subaccount Balance for such deposit account shall be adjusted by reducing such Subaccount Balance in an amount proportionate to the reduction in such account balance.

(B) If any account is closed, its related Subaccount Balance shall be reduced to zero upon such closing.

14.4 Distributions.

(A) The amount of the Stock Holding Company Liquidation Account shall equal at all times the amount of the Bank Liquidation Account, and in no event will any Eligible Account Holder or Supplemental Eligible Account Holder (if any) be entitled to a distribution exceeding such holder’s subaccount balance in the Stock Holding Company Liquidation Account or Bank Liquidation Account. A distribution to an Eligible Account Holder or Supplemental Eligible Account Holder (if any) from the Stock Holding Company Liquidation Account will extinguish the right of the Eligible Account Holder or Supplemental Eligible Account Holder (if any) to receive a distribution from the Bank Liquidation Account.

(B) In event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a liquidation distribution equal to the current amount in each of his Subaccount Balances, before any liquidation distribution may be made to any holders of the Stock Holding Company’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of accounts and other liabilities, or similar transaction, in which the Stock Holding Company is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

(C) In event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors of the Bank (including those to account holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Stock Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Stock Holding Company Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder (if any) an amount necessary to fund the Stock Holding Company’s remaining obligation under the Stock Holding Company Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Stock Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a distribution from the Stock Holding Company Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Stock Holding Company’s capital stock.

(D) In the event of a complete liquidation of the Stock Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Stock Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be treated as surrendering such Person’s rights to the Stock Holding Company Liquidation Account and receiving from the Stock Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Stock Holding Company Liquidation Account (except that the Stock Holding Company shall cease to exist).

(E) For the three-year period following the completion of the Conversion, the Stock Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Stock Holding Company, or (ii) cause the Bank to be sold or liquidated.

14.5 Elimination of the Stock Holding Company Liquidation Account. At any time after two years from the completion of the Conversion, the Stock Holding Company shall eliminate or transfer the Stock Holding Company Liquidation Account to the Bank and the Stock Holding Company Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders (if any) will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Stock Holding Company Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Stock Holding Company’s creditors. Approval of the Plan by the Corporators shall constitute approval of the transactions described therein.

15.	Restriction on Transfer of Conversion Stock of Management.

15.1 Restrictions on Resale. All Conversion Stock purchased by Management of the Bank or the MHC pursuant to this Plan (by subscription or otherwise) will be subject to the restriction that no such shares shall be sold for a period of one year following the date of purchase of such shares, except in the event of the death or substantial disability (as determined by the Commissioner) of the Management person to whom such Conversion Stock was initially sold under the terms of this Plan or upon the written approval of the Commissioner.

15.2 Certificates and Stop Orders. With respect to all Conversion Stock subject to restriction on resale pursuant to the paragraph 15.1, each of the following provisions shall apply:

(A)	Each certificate representing such Conversion Stock shall may be in certificated or uncertificated form, and shall bear the following legend giving notice of such restriction on transfer:

The shares represented by this certificate may not be sold by the registered holder hereof for a period of not less than one year from the date of issuance hereof, except in the event of the death of the registered holder or substantial disability (as determined by the Commissioner) of the Officer, director, trustee or Corporator to whom such shares were initially sold pursuant to the terms of the Plan of Conversion, adopted by the Board of Trustees on April 19, 2014, as such may be amended and restated, or upon the written approval of the Commissioner.

(B)	Instructions will be given to the transfer agent for the Stock Holding Company not to recognize or effect any transfer any such shares or any change of record ownership thereof in violation of such restriction on transfer.

15.3 Stock Dividends and Stock Splits. Any capital stock of the Stock Holding Company issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding Shares subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Conversion Stock in respect of which such Conversion Stock is issued.

16.	Restriction on Stock Purchases by Management.

For a period of three years following the Conversion, no Officer, director, trustee or Corporator of the Bank, the MHC or the Stock Holding Company or any of their Associates shall, without the prior written approval of the Commissioner, purchase capital stock of the Stock Holding Company from the Bank, the MHC or the Stock Holding Company.

17.	Amendment and Termination of the Plan.

This Plan may be amended by the Board of Trustees of the MHC in its sole discretion as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the Corporators in connection with the Special Meeting to consider this Plan, and at any time thereafter with the concurrence of the Commissioner. This Conversion may be terminated by the Board of Trustees of the MHC at any time prior to the Special Meeting of the Corporators called to consider this Plan and at any time thereafter with the concurrence of the Commissioner.

18.	Time Period for Completion of Conversion.

The Conversion of the MHC shall be completed within 24 months from the date this Plan is approved by the Board of Trustees of the MHC.

19.	Expenses of Conversion.

The Bank and the MHC shall use their best efforts to assure that the expenses incurred in connection with the Conversion shall be reasonable.

20.	Registration Under the Exchange Act.

The Stock Holding Company shall register its Conversion Stock under the Massachusetts General Laws and Section 12(g) of the Exchange Act concurrently with or promptly following the Conversion, provided that either or both such registrations are required under applicable law.

21.	Market.

The Stock Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its Conversion Stock promptly following Conversion. The Stock Holding Company shall also use its best efforts to cause its Conversion Stock to be quoted on The NASDAQ Stock Market or such other national exchange.

22.	Conversion Stock Not Insured.

The Conversion Stock will not be covered by deposit insurance.

23.	No Loans to Purchase Capital Stock.

The Bank shall not loan funds or otherwise extend credit to any person to purchase the Holding Company Common Stock in connection with the Conversion. The Stock Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Stock Holding Company, Bank or any of their Affiliates.

24.	Restrictions on Acquisition of Bank.

Present Massachusetts regulations provide that for a period of three years following completion of the Conversion, no Person, or group of Persons Acting in Concert, shall directly, or indirectly, offer to purchase or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior approval of the Commissioner. However, approval is not required for purchases directly from the Bank or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding 1% per annum of the shares outstanding, or for the acquisition of securities by one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Bank. Civil penalties may be imposed by the Commissioner for willful violation or assistance of any violation. Where any person directly or indirectly, acquires beneficial ownership of more than 10% of any class of equity security of the Bank within such three-year period without the prior approval of the Commissioner, stock of the Bank beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

25.	Stock Holding Company Charter and Bylaws.

Copies of the proposed Articles of Organization and Bylaws of the Stock Holding Company are attached hereto as Exhibit A and Exhibit B, respectively, and are made a part of the Plan. By their approval of the Plan, the Depositors and Corporators shall have approved and adopted the Articles of Organization and Bylaws of the Stock Holding Company.

26.	Post Offering Matters.

26.1 Stock Benefit Plans. The Board of Directors of the Bank and the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and directors of the Bank and Stock Holding Company, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Holding Company Common Stock and grant options for Holding Company Common Stock. However, only the Tax-Qualified Employee Stock Benefit Plans will be permitted to purchase Conversion Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize an ESOP and any other Tax-Qualified Employee Stock Benefit Plans to purchase in the aggregate up to 8% of the Conversion Stock to be issued. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Stock Benefit Plans to purchase Holding Company Common Stock or to purchase issued and outstanding shares of Holding Company Common Stock or authorized but unissued shares of Holding Company Common Stock subsequent to the completion of the Conversion, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. The Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of Holding Company Common Stock after the Conversion pursuant to one or more stock recognition and award plans (the “Recognition Plans”) in an amount equal to up to 4% of the number of shares of Conversion Stock issued in the Conversion, (ii) options to purchase a number of shares of the Stock Holding Company’s Conversion Stock in an amount equal to up to 10% of the number of shares of Conversion Stock issued in the Conversion and shares of Conversion Stock issuable upon exercise of such options, and (iii) Holding Company Common Stock to one or more Tax Qualified Employee Stock Benefit Plans at the closing of the Conversion or at any time thereafter, in an amount equal to up to 8% of the number of shares of Conversion Stock issued in the Conversion (including shares of Conversion Stock to be issued to the Tax Qualified Employee Stock Benefit Plan). Shares awarded to the Tax Qualified Employee Stock Benefit Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of Holding Company Common Stock, or shares of common stock purchased by the Stock Holding Company or such plans in the open market. The Recognition Plans and the stock option plans will be subject to shareholder approval.

26.2 Payment of Dividends. The Stock Holding Company may not declare or pay a cash dividend on the Holding Company Common Stock if the effect thereof would cause its regulatory capital to be reduced below the amount required to maintain the Liquidation Account and under FRB rules and regulations. Otherwise, the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

26.3 Repurchase of Stock. Based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company’s return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund the Stock Plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders.

27.	Miscellaneous.

27.1 Interpretation of Plan. All interpretations of the Plan and application of its provisions to particular circumstances by the MHC shall be final, subject to the authority of the Commissioner. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5(A)” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5(A)”). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.”

27.2 Enforcement of Terms and Conditions. The MHC shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC, of such Person’s eligibility to subscribe for or purchase shares of the Conversion Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Bank and their Board of Trustees, Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

Exhibit A

Proposed Articles of Organization of the Stock Holding Company

(Filed as Exhibit 3.1 to Registration Statement)

Exhibit B

Proposed Bylaws of the Stock Holding Company

(Filed as Exhibit 3.2 to Registration Statement)

Exhibit C

Initial Directors of the Stock Holding Company

Title	Name
Director:	Thomas J. Alexander
Director:	John E. Glovsky
Director and Chairman of the Board:	William F. Howard
Director:	Jayne M. Rice
Director:	Richard W. Russell
Director:	Linda E. Saris
Director:	Christine B. Sullivan
Director:	Michael R. Wheeler
Director:	John O. Wilhelm, Jr.
Director:	Richard E. Wylie

Exhibit D

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) dated as of                     , 2014, is made by and between Beverly Financial, MHC, a Massachusetts-chartered mutual holding company (the “MHC”), and Beverly Financial, Inc., a Massachusetts-chartered corporation (the “Stock Holding Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan of Conversion (the “Plan”).

R E C I T A L S:

1. The MHC owns 100% of the common stock of Beverly Bank, a Massachusetts-chartered stock cooperative bank.

2. The Stock Holding Company is a Massachusetts corporation formed for the purpose of holding 100% of the common stock of Beverly Bank upon completion of the Conversion.

3. The Board of Directors of the Stock Holding Company, the Board of Trustees of the MHC and the Corporators of the MHC have approved and authorized the execution and delivery of this Merger Agreement whereby the MHC shall merge with and into the Stock Holding Company with the Stock Holding Company being the surviving entity (the “Merger”).

NOW, THEREFORE, the MHC and the Stock Holding Company hereby agree as follows:

1. Merger. At the Effective Time (as defined below) of the Merger, the MHC will merge with and into the Stock Holding Company with the Stock Holding Company being the surviving entity (the “Surviving Company”) whereby Beverly Bank will become the wholly-owned subsidiary of the Surviving Company.

2. Effective Time. The term “Effective Time” shall mean the date and time when the Articles of Merger have been filed with the Secretary of the Commonwealth of Massachusetts. The Articles of Merger shall not be filed with the Secretary of the Commonwealth of Massachusetts, and the Merger shall not be effective, until and unless: (i) the Plan is approved by the affirmative vote of two-thirds of the Shareholders of the MHC present and voting at a regular or special meeting of such Shareholders; (ii) the Plan is approved by the affirmative vote of two-thirds of the Corporators of the MHC at a regular or special meeting of such Corporators; (iii) the Application, including the Plan, is approved by the Massachusetts Division of Banks; and (iv) the Stock Holding Company Application is approved by the FRB.

3. Name. The name of the Surviving Company shall be Beverly Financial, Inc.

4. Offices. The main office of the Surviving Company shall be 254 Cabot Street, P.O. Box 498, Beverly, Massachusetts 01915.

5. Directors and Officers. The directors and officers of the Stock Holding Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company after the Effective Time.

6. Charter and Bylaws. The charter and bylaws of the Stock Holding Company immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Company after the Effective Time.

7. Rights and Duties of the Surviving Company. At the Effective Time, the MHC shall be merged with and into the Stock Holding Company with the Stock Holding Company being the Surviving Company. The business of the Surviving Company shall be that of a Massachusetts corporation as provided in its Articles of Organization of the Stock Holding Company. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the MHC shall be transferred automatically to and vested in the Surviving Company by virtue of the Merger without any deed or other document of transfer. The Surviving Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Stock Holding Company and the MHC. The Surviving Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Stock Holding Company and the MHC immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Stock Holding Company and the MHC, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Stock Holding Company or the MHC. All rights of creditors and other obligees and all liens on property of the Stock Holding Company and the MHC shall be preserved and shall not be released or impaired.

8. Rights of Shareholders. At the Effective Time, the Shareholders of the MHC will receive an interest in the Liquidation Account of the Surviving Company in exchange for their liquidation rights in the MHC.

9. Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Conversion.

[Signature page follows]

IN WITNESS WHEREOF, the Stock Holding Company and the MHC have caused this Agreement and Plan of Merger to be executed as of the date first above written.

BEVERLY FINANCIAL, MHC

ATTEST:

By:
Robert W. Mitchell, Jr., Secretary		Michael R. Wheeler President and Chief Executive Officer

BEVERLY FINANCIAL, INC.

ATTEST:

By:
Robert W. Mitchell, Jr., Secretary		Michael R. Wheeler President and Chief Executive Officer